EXHIBIT 4.9

                    FIRST SUPPLEMENTAL INDENTURE, dated as of April 1, 1996 between Diagnostic/Retrieval Systems, Inc., a Delaware corporation (the "Company"), and Bankers Trust Company, a New York banking corporation, as trustee (the "Trustee").

                    WHEREAS, the Company heretofore executed and delivered to the Trustee an Indenture dated as of August 1, 1983 (the "Original Indenture" and, as it may be amended or supplemented from time to time by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, the "Indenture"), providing for the issuance of the Company's 81/2% Convert-ible Subordinated Debentures due August 1, 1998 (the "Debentures");

                    WHEREAS, on March 26, 1996, the stockholders of the Company approved, effective as of April 1, 1996, the reclassification (the "Reclassification") of each share of Class A Common Stock, par value $.01 per share, and each share of Class B Common Stock, par value $.01 per share, into one share of a new single class of common stock, par value $.01 per share;

                    WHEREAS, Section 11.11 of the Original Inden-ture provides that in the event of any reclassification of Class B Common Stock, the Company shall enter into a supplemental indenture in accordance with the terms of such Section 11.11; and

                    WHEREAS, the Conversion Price set forth in
          Section 11.01 of the Original Indenture has not been changed or adjusted pursuant to the Reclassification as confirmed in the Officers' Certificate dated May 10, 1996.

                    NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDEN-TURE WITNESSETH, that, for and in consideration of the promises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all holders of Deben-tures, as follows:

                                 ARTICLE ONE

                       Amendment to Original Indenture

                    SECTION 1.1.

                    (a) The definition of the defined term "Class A Common Stock" that appears in Article 1., Section 1.01 of the Indenture is hereby deleted.

                    (b) The definition of the defined term "Class B Common Stock" that appears in Article 1., Section 1.01 of the Indenture is hereby deleted.

                    (c) The definition of the defined term "Common Stock" that appears in Article 1., Section 1.01 of the Indenture is hereby amended in its entirety to read:

                    "Common Stock" means the Common Stock, par value $.01 per share, of the Company, as presently desig-nated, or shares of any class or classes of Capital Stock resulting from any reclassification or reclassifications thereof, or any successor class of common equity into which such common stock may hereafter be converted.

                    (d) Any and all references in the Indenture to "Class A Common Stock" and "Class B Common Stock" shall be read as referring to "Common Stock".

                    SECTION 1.2 The Holder of each outstanding Debenture shall have the right to convert such Debenture into the same amount of shares of Common Stock at the same Conversion Price upon the Reclassification as such Debenture would have been convertible into with respect to the Company's Class B Common Stock immediately prior to such Reclassification.

                                 ARTICLE TWO

                                Miscellaneous

                    SECTION 2.1 Instruments to be Read Together. This First Supplemental Indenture is an indenture supple-mental to and in implementation of the Original Inden-ture, and the Original Indenture and this First Supple-mental Indenture shall henceforth be read together.

                    SECTION 2.2    Confirmation.  The Original
          Indenture as amended and supplemented by this First
          Supplemental Indenture is in all respects confirmed and preserved.

                    SECTION 2.3    Terms Defined.  Capitalized
          terms used in this First Supplemental Indenture and not otherwise defined herein shall have the respective mean-ings set forth in the Original Indenture.

                    SECTION 2.4 Headings. The headings of the Articles and Sections of this First Supplemental Inden-ture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

                    SECTION 2.5 Governing Law. The laws of the State of New York shall govern this First Supplemental
          Indenture, without regard to the conflicts of laws provi-sions thereof.

                    SECTION 2.6 Counterparts. This First Sup-plemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall to-gether constitute but one and the same instrument.

                    SECTION 2.7 Effectiveness. The provisions of this First Supplemental Indenture will take effect immediately upon its execution and delivery by the Trust-ee in accordance with the provisions of Section 10.01 and
          10.06 of the Indenture.


                    IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

                                          DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.
          Attest:

          By:  /s/ Nancy R. Pitek         By:    /s/Mark S. Newman
               Name:  Nancy R. Pitek      Name:  Mark S. Newman
               Title: Controller,         Title: Chief Executive
                      Treasurer and              Officer and President
                      Secretary

                                          BANKERS TRUST COMPANY

                                          By:  /s/ Christopher J. Browne
                                               Name:  Christopher J. Browne
                                               Title: Assistant Treasurer